EXHIBIT 11

                                                                                                                EXHIBIT 11


                            DATA GENERAL CORPORATION

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)


                                                                       Quarter Ended                  Six Months Ended
                                                                  Mar. 28,       Mar. 29,         Mar. 28,        Mar. 29,
                                                                    1998           1997             1998            1997
                                                               -------------   -----------      -----------    -----------
Basic earnings per share:
Net income..................................................    $(4,503)       $13,781           $(1,005)        $24,196
                                                                ========       =======           ========        ========

Weighted average shares outstanding.........................     48,887         40,146            48,763          39,938
                                                                 ======         ======            ======          ======

Net income per share........................................    $(0.09)          $0.34           $(0.02)           $0.61
                                                                =======          =====           =======           =====


Earnings per share assuming full dilution: (a)
Net income..................................................    $(4,503)       $13,781           $(1,005)        $24,196
                                                                ========       =======           ========        ========

Weighted average shares outstanding.........................     48,887         40,146            48,763          39,938

Incremental shares from use of treasury
  stock method for stock options............................         --          2,798               --            2,579
                                                               ---------       -------          -------          -------

Common and common equivalent shares,
  assuming full dilution, where applicable..................     48,887         42,944            48,763          42,517
                                                               ========        =======           =======         =======

Net income per share........................................    $(0.09)          $.32            $(0.02)           $0.57
                                                                =======          ====            =======           =====


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
(a) For the quarters and six-month periods ended March 28, 1998 and March 29, 1997, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation. For the quarter and six-month period ended March 28, 1998, the assumed exercise of stock options, giving effect to the incremental shares, results in anti-dilution and has therefore been excluded from the computation.

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